Exhibit 99.1

PACCAR Investor Conference Presentation

June 1, 2012, Bellevue, Washington – PACCAR will be presenting at the J.P. Morgan Diversified Industries Conference at 10:30 a.m. EDT on Tuesday, June 5, 2012. A real-time audio Webcast of the presentation will be available at www.paccar.com. An audio replay will be available following the presentation at the same link until June 12, 2012.

PACCAR is a global technology leader in the design, manufacture and customer support of high-quality light-, medium- and heavy-duty trucks under the Kenworth, Peterbilt and DAF nameplates. PACCAR also designs and manufactures advanced diesel engines and provides financial services and information technology and distributes truck parts related to its principal business.

PACCAR shares are traded on the Nasdaq Global Select market, symbol PCAR, and its homepage is www.paccar.com.